Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS REPORTS FOURTH QUARTER
AND FISCAL 2009 RESULTS

2009 Sales increase 5.8% to $53.0 Million
O’FALLON, MO. – (October 28, 2009) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced its results for the fourth quarter and fiscal year ended July 31, 2009. The Company reported fourth quarter 2009 sales of $13.9 million and net income of $87,000. Sales for fiscal year 2009 were $53.0 million, and net income was $1.6 million, or $0.07 per diluted share.
“Synergetics’ sales rose 5.8% to $53.0 million in 2009 and benefitted from growth in our core ophthalmic and neurosurgical markets,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “Domestic sales rose 0.6% and international sales increased 18.9% as we expanded our direct sales force in Europe. Our fourth quarter 2009 sales were up 5.7% from the third quarter of fiscal 2009 due to higher domestic sales of ophthalmic products and OEM sales.
“We continued to strengthen our balance sheet and paid down over $1.0 million in debt subsequent to our year end. Our accelerated pay down on our revolving credit line will provide Synergetics more financial flexibility in the coming year as we continue investing in programs to further leverage our operations,” continued Mr. Hable.
Fourth Quarter Results
Fourth quarter 2009 sales of $13.9 million were the highest quarterly sales in the past year; however, sales were down 3.8% from $14.5 million reported in the fourth quarter of 2008. The decrease in fourth quarter sales from last year was due primarily to lower sales to our marketing partners compared with the prior year.
•	Ophthalmic sales rose 2.1% to $7.7 million compared with the fourth quarter of fiscal 2008. Domestic ophthalmic sales were down 0.3% and international ophthalmic sales were up 5.7%. The growth in ophthalmic sales benefitted from higher volume of disposable products, partially offset by a decline in capital equipment sales compared with fiscal 2008.
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SURG Reports Fourth Quarter Results

October 28, 2009
•	Neurosurgical sales remained stable at $3.6 million in the fourth quarter of fiscal 2009 compared with the same period in 2008. Domestic neurosurgical sales increased 0.6%, offset by a 3.1% decline in international sales.

•	Sales to marketing partners declined 20.6% to $2.5 million in the fourth quarter of fiscal 2009 compared with the fourth quarter of last year, primarily due to lower sales of capital equipment. Sales to Stryker Corporation declined 53.6% compared with the fourth quarter of fiscal 2008. The prior year period included significant sales of the new pain control generator that began shipping in April 2008.
The fourth quarter 2009 results include charges of $975,000 ($0.03 per diluted share) primarily related to inventory write-down due to obsolete inventory identified as part of our materials requirement planning (“MRP”) program launched earlier in fiscal 2009.
“The inventory write-down was an important step in our program to reduce our inventory administration costs,” continued Mr. Hable. “We also initiated programs during the year to reduce scrap costs and reject rates in our manufacturing process and to improve our profitability by continuing to implement lean manufacturing in our disposable product lines. We believe this will also reduce our costs in the future.”
Gross profit for the fourth quarter totaled $7.1 million, or 51.0% of sales, compared with $8.4 million, or 57.8% of sales, in the fourth quarter of 2008. The one-time inventory write-down was included in the 2009 cost of sales and had the effect of reducing gross profit by $826,000 and gross margin by approximately 6% of sales.
Operating income for the fourth quarter of fiscal 2009 was $176,000 compared with $2.0 million in the fourth quarter last year. Fourth quarter operating income was reduced by the previously mentioned charges and higher sales costs related to a change in sales mix (higher direct sales that are commission- based compared with sales through our marketing partners).
Fourth quarter 2009 net income was $87,000 compared with net income of $1.2 million in 2008. The 2009 results included a tax benefit of $46,000.
Fiscal Year Results
Total net sales for fiscal year 2009 were $53.0 million, up 5.8% compared with $50.1 million in fiscal 2008. The increase in sales of 5.8% was due to higher volume of disposable products in domestic and international markets, higher disposable product sales through our marketing partners, offset by weaker capital equipment sales.
“Capital spending for medical products was down in fiscal 2009 in response to the weak economy,” noted Mr. Hable. “Our sales of capital equipment dropped from 38% of 2008 sales to 29% of sales in fiscal 2009. Our overall sales growth in 2009 highlights our success in offsetting the reduced capital equipment sales with our program to expand international sales and our increased sales of disposal surgical products. In the fourth quarter, we also experienced a modest improvement in capital equipment sales compared with the third quarter and expect further improvement as the economy recovers.
“We are also optimistic about building international sales as we gain traction from our new direct sales representatives in Europe and our planned expansion into Australia in fiscal 2010. Our international sales
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SURG Reports Fourth Quarter Results

October 28, 2009
force will focus exclusively on the ophthalmic market as we expand our international distribution of neurological products through our marketing partners,” concluded Mr. Hable.
Net income for fiscal 2009 decreased 40.1% to $1.6 million, or $0.07 per diluted share, compared with $2.7 million, or $0.11 per diluted share, in fiscal 2008. The fiscal 2009 results included a fourth quarter charge of $975,000, or $0.03 per diluted share, as previously mentioned.
Conference Call Information
Synergetics USA, Inc. will host a conference call on Thursday, October 29, 2009 at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 25467383. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. An audio replay will be available the following business day at http://www.synergeticsusa.com
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments and consumables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
Synergetics USA, Inc. (“Synergetics USA” or the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and oblation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission.
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SURG Reports Fourth Quarter Results

October 28, 2009
Synergetics USA, Inc. and Subsidiaries
Consolidated Statements of Income
Quarters Ended July 31, 2009 and 2008
(Dollars in thousands, except share and per share data)

	2009	2008
Net sales	$13,906	$14,457
Cost of sales	6,813	6,106

Gross profit	7,093	8,351

Operating expenses
Research and development	751	759
Selling	3,521	3,223
General and administrative	2,645	2,333

	6,917	6,315

Operating income	176	2,036

Other income (expense)
Investment income	2
Interest expense	(141)	(217)
Miscellaneous	4	—

	(135)	(217)

Income before provision for income taxes	41	1,819
Provision for income taxes (benefit)	(46)	616

Net income	$87	$1,203

Earnings per share:
Basic	$0.00	$0.05

Diluted	$0.00	$0.05

Basic weighted average common shares outstanding	24,454,256	24,340,902

Diluted weighted average common shares outstanding	24,472,354	24,480,702

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SURG Reports Fourth Quarter Results

October 28, 2009
Synergetics USA, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended July 31, 2009 and 2008
(Dollars in thousands, except share and per share data)

	2009	2008
Net sales	$52,965	$50,063
Cost of sales	23,550	20,101

Gross profit	29,415	29,962

Operating expenses
Research and development	2,998	2,654
Selling	14,262	12,601
General and administrative	9,030	9,499

	26,290	24,754

Operating income	3,125	5,208

Other income (expense)
Investment income	5	6
Interest expense	(763)	(1,129)
Miscellaneous	3	17

	(755)	(1,106)

Income before provision for income taxes	2,370	4,102
Provision for income taxes	775	1,439

Net income	$1,595	$2,663

Earnings per share:
Basic	$0.07	$0.11

Diluted	$0.07	$0.11

Basic weighted average common shares outstanding	24,459,749	24,321,713

Diluted weighted average common shares outstanding	24,493,263	24,474,840

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